Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization	Percentage Ownership

Sperovie Biosciences, Inc.	Delaware	100%

SBP Securities Corporation	Massachusetts	100%